                                                  Exhibit 1 to Schedule 13D
                                                  Connective Therapeutics, Inc.

                                                  Filer:  SmithKline Beecham
                                                          Properties, Ltd.


                            STOCK ISSUANCE AGREEMENT

         This STOCK ISSUANCE AGREEMENT dated as of December 31, 1996 is between SmithKline Beecham Properties, Inc., a Delaware corporation ("SB"), and Connective Therapeutics, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Company and SB have entered into an Asset Purchase Agreement dated December 2, 1996 (the "Asset Purchase Agreement") pursuant to which the Company is acquiring from SB all rights to a certain pharmaceutical product, Ridaura, in exchange for cash and shares of the Company's common stock;

         WHEREAS, pursuant to the equity component of the Ridaura acquisition, the Company has agreed to issue to SB shares of its common stock, par value $0.001 per share (the "Common Stock"), which issuance shall constitute an investment in the Company of Nine Million Dollars ($9,000,000) upon the Initial Closing Date (as defined in Section 2.2(a)), subject to certain potential adjustments and other terms and conditions contained herein.

         NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

                 "Affiliate" of an entity means, for so long as one of the following relationships is maintained, any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company, considered as a whole.

                 "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "Register," "Registered," and "Registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

                 "Registrable Securities" means (i) the Shares, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by SB in a transaction in which its rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                 "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are Registrable Securities.

                 "Form S-3" means such form under the 1933 Act as in effect on the date hereof or any successor form under the 1933 Act.

                 "SEC" means the Securities and Exchange Commission.

                 "Shares" means the Initial Issuance Shares and the Second Issuance Shares.

                 (b) In addition, each of the following terms is defined in the Section set forth opposite such term:

                 Term                                               Section
                 ----                                               -------
                 Asset Purchase Agreement                           Recitals
                 Common Stock                                       Recitals
                 Initial Closing                                    2.2(a)
                 Initial Closing Date                               2.2(a)
                 Initial Price                                      2.1(a)
                 Initial Issuance                                   2.1(a)
                 Initial Issuance Shares                            2.1(a)
                 Second Closing                                     2.2(b)
                 Second Closing Date                                2.2(b)
                 Second Issuance                                    2.1(b)
                 Second Issuance Shares                             2.1(b)





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                                   ARTICLE 2

                               ISSUANCE OF SHARES

         2.1 Issuance of Shares. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue to SB and SB agrees to acquire from the Company, the Shares as follows:

                 (a) Initial Issuance. On the Initial Closing Date, the Company shall issue to SB shares of Common Stock (the "Initial Issuance Shares") (the number of which shall be rounded to the nearest whole number) at a price (the "Initial Price"), each as shall be calculated as follows:

                             Initial Price  =     Two (2) times the
                                                  average daily closing price
                                                  for the Company's Common
                                                  Stock for the twenty (20)
                                                  trading days immediately
                                                  preceding (but not including)
                                                  the third trading day before
                                                  the Initial Closing Date, as
                                                  reported on the NASDAQ
                                                  National Market System.

                                                            $9,000,000
                                                            -------------
                             Initial Issuance Shares  =     Initial Price

                          Such issuance shall be referred to hereinafter as the
"Initial Issuance."

                 (b)      Adjustments on Second Closing Date.

                           (i)    Second Issuance.  If on the Second Closing
Date, the aggregate market value of the Initial Issuance Shares is less than $9,000,000 (based upon the average daily closing price per share for the Company's Common Stock for the twenty (20) trading days immediately preceding (but not including) the third trading day before the Second Closing Date, as reported on the NASDAQ National Market System), then the Company shall issue that number of additional shares of its Common Stock (the "Second Issuance Shares") sufficient to bring such aggregate market value of the Shares to $9,000,000. Such issuance shall be referred to hereinafter as the "Second Issuance."

                          (ii)    Redemption of Shares.  If on the Second
Closing Date, the aggregate market value of the Initial Issuance Shares is greater than $9,000,000 (based upon the average daily closing price per share for the Company's Common Stock for the twenty (20) trading days immediately preceding (but not including) the third trading day before the Second Closing Date, as reported on the NASDAQ National Market System), then the Company shall have the right, but not the obligation, to redeem from SB at a price of $0.01 per share that number of the Initial Issuance Shares sufficient to reduce such aggregate market value of the remaining Initial Issuance Shares to $9,000,000. In such event, the Company shall deliver to SB at the Second Closing by check or wire transfer the aggregate redemption price for the excess portion of the Initial Issuance Shares, and SB will deliver for cancellation the stock certificate representing the original Initial Issuance Shares (which the Company will replace as soon as





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practicable thereafter with a stock certificate representing the remaining portion of the Initial Issuance Shares after the redemption set forth above).

                         (iii)    Other Valuations.  In the event that neither
Section 2.1(b)(i) nor Section 2.1(b)(ii) is applicable, then there shall be no Second Issuance nor any redemption of the Initial Issuance Shares at the Second Closing.

                 (c) Approval of the Company's Stockholders. In all events the sum of the Initial Issuance Shares and the Second Issuance Shares (if any) shall be not greater than 19.9% of the outstanding Common Stock of the Company prior to their issuance. In the event that such sum of the Shares is greater than 19.9% of the outstanding Common Stock of the Company prior to their issuance, then, at SKB's discretion, (i) the Second Issuance Shares shall be reduced until such sum of the Shares is equal to 19.9% of the outstanding Common Stock of the Company, (ii) the issuance of the Second Issuance Shares shall be subject to, and conditioned upon, approval of the issuance of the Shares by the Company's Stockholders or (iii) the Second Closing shall be delayed until the approval of the issuance of the Shares by the Company's Stockholders. In the event that SB elects to proceed under clause (ii) or
(iii) above, and such stockholder approval is not obtained by December 3, 1998, then the Company shall be obligated to pay SB in cash the value of the Second Issuance Shares that would have been issued on the originally-scheduled Second Closing Date but for this subsection (based upon the average daily closing price per share for the Company's Common Stock for the twenty (20) trading days immediately preceding (but not including) the third trading day before the originally-scheduled Second Closing Date, as reported on the NASDAQ National Market System). Such payment obligation shall be secured by certain of the assets acquired by the Company from SB pursuant to a Security Agreement of even date herewith.

         2.2     Closing Dates.

                 (a) Initial Closing Date. The closing of the acquisition and issuance of the Initial Issuance Shares (the "Initial Closing") shall be held at 4:00 p.m. Pacific Standard time on the date (the "Initial Closing Date") upon which the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived, or at such other time or date as the Company and SB may agree in writing. The parties presently expect that the Initial Closing Date will be the closing date for the Asset Purchase Agreement, currently scheduled for December 31, 1996.

                 (b) Second Closing Date. The closing of the issuance of the Second Issuance Shares or the redemption of the Initial Issuance Shares pursuant to Section 2.1(b) (the "Second Closing") shall be held at 4:00 p.m. Pacific Standard time on that date which is twelve (12) calendar months after the Initial Closing Date (the "Second Closing Date") and which is following the satisfaction or waiver of the conditions set forth in Sections 6.3 and 6.4, or at such other time or date as the Company and SB may agree in writing.

                 (c) Location. The Initial Closing and the Second Closing shall be held at the offices of SB at One Franklin Plaza, Philadelphia, Pennsylvania 19102 or at such other place as the Company and SB may agree in writing.





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                 (d)      Acceleration of Second Closing Date.  In the event of
the sale by the Company of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which shareholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition (an "Acquisition"), then the Second Closing Date shall be accelerated to a date mutually acceptable to the Company and SB, which date in no event shall be later than one (1) day prior to the closing of such Acquisition.

         2.3 Delivery. Subject to the terms and conditions of this Agreement, at the Initial Closing and the Second Closing, as the case may be, or as soon as practicable thereafter, the Company will deliver to SB stock certificates representing the number of Shares subject to issuance hereunder. One (1) business day prior to the Initial Closing Date, the Company shall provide SB with a letter from the Chief Financial Officer of the Company specifying the calculation of the Initial Price and the number of Initial Issuance Shares to be issued at the Initial Closing. One (1) business day prior to the Second Closing Date, the Company shall provide SB with a letter from the Chief Financial Officer of the Company specifying the calculation of the number of Second Issuance Shares (if any) to be issued at the Second Closing, the number of Initial Issuance Shares (if any) to be redeemed at the Second Closing, or the fact that no issuance or redemption will occur at the Second Closing pursuant to Section 2.1(b)(iii).

         2.4 Restriction on Transfer. SB hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the Initial Closing Date and ending on the Second Closing Date, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Shares or such other securities, in cash or otherwise.

                                   ARTICLE 3

                     REGISTRATION RIGHTS AND SALE OF SHARES

         3.1 Form S-3 Registration. Unless otherwise requested by SB, the Company will use its best efforts to prepare and file (and on or before the Second Closing Date, effect) a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act and any related qualification or compliance with respect to all of the Registrable Securities; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance: (1) if Form S-3 is not available for such offering by SB other than by reason of the Company's action or inaction; or (2) if the Company shall furnish to SB a certificate signed by the President of the Company stating that in the good faith judgment of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing or effectiveness of the Form S-3 registration statement for a period of time deemed necessary by the Company, but in any event not to exceed ninety (90) days.





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         3.2     Obligations of the Company.  When required under this Article
3 to effect the registration of the Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                 (a) Use its best efforts to cause such registration statement to become effective on or before the Second Closing Date, and, upon the request of SB, keep such registration statement effective for up to two (2) years and update such registration statement during such two-year period; provided, however, if the Company shall furnish to SB a certificate signed by the President of the Company stating that in the good faith judgment of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to remain effective, the Company shall have the right to suspend the effectiveness of the registration statement for a period of time deemed necessary by the Company, but in any event not to exceed ninety
(90) days.

                 (b) Furnish to SB such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities.

                 (c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by SB, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         3.3 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 3 with respect to the Registrable Securities that SB shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

         3.4 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Article 3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for SB shall be borne by the Company.

         3.5 Limitation on Sale of Shares. SB will notify the Company at least two trading days in advance of any proposed sale or other transfer of any Registrable Securities. SB and the Company agree and acknowledge that it is in their mutual interest that disposition of the Registrable Securities be accomplished in a manner that does not disrupt or undermine the trading market for the Company's common stock on the NASDAQ National Market System, and the parties will work together to explore methods of disposition in order to achieve such goal. SB will also consider in good faith any request by the Company to delay such sale or transfer for a reasonable time or to arrange such sale or transfer through an underwriter or market maker approved by the Company.





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         3.6     Indemnification.  In the event any Registrable Securities are included in a registration statement under this Article 3:

                 (a) To the extent permitted by law, the Company will indemnify and hold harmless SB, any underwriter (as defined in the 1933 Act) for SB and each person, if any, who controls SB or such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will pay to SB and each such underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by SB or any such underwriter or controlling person.

         (b) To the extent permitted by law, SB will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter, any other person selling securities in such registration statement and any controlling person of any such underwriter or other person, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by SB expressly for use in connection with such registration; and SB will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.6(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of SB, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in no event shall SB's total indemnification obligation exceed the aggregate amounts SB has received from the sale of the Shares pursuant to the registration statement filed under this Article 3.





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                 (c)      Promptly after receipt by an indemnified party under
this Section 3.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.6.

                 (d)      If the indemnification provided for in this Section
3.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                 (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                 (f)      The obligations of the Company and SB under this
Section 3.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 3, and otherwise.

         3.7 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article 3 may not be assigned by SB without the Company's prior written consent. Any such assignment consented to by the Company shall be





                                      -8-
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effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933
Act.

         3.8 Termination of Registration Rights. SB shall not be entitled to exercise any right provided for in this Article 3, and the Company shall have no further obligations under this Article 3, after such time as Rule 144 or another similar exemption under the 1933 Act is available for the sale of all of SKB's shares during a three (3) month period without registration.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to SB as of the date hereof that, except as set forth on the attached Schedule of Exceptions:

         4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

         4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, (ii) the availability of equitable remedies (e.g., specific performance, injunctive relief, and other equitable remedies) may be limited by equitable principles of general applicability, (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities law; and (iv) that no representation is made regarding the effect of laws relating to competition, antitrust, intellectual property or misuse or the effect of SB's or third parties' intellectual property rights.

         4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement will not require any action by, or filing with, any governmental body, agency, or official other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and state Blue Sky laws.

         4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement does not (i) violate the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, violate any material applicable law, rule, regulation, judgment, injunction, order or decree known to it, or (iii) require any consent or other action by any Person under, constitute a material default under, or give rise to any material right of termination, cancellation or acceleration of any material right or obligation of the Company to a loss of any material benefit to which the Company is entitled under, any material written agreement or other material written instrument binding upon the Company or any material license, franchise, permit or other similar authorization held by the Company.





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         4.5     Validity of Shares.  The Shares, when issued, sold and
delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid and nonassessable.

         4.6 SEC Filings. The Company has delivered to SB or its counsel the Company's (i) Prospectus dated January 31, 1996 for its initial public offering, (ii) quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and (iii) all of its other reports, statements and registration statements (without exhibits) filed with the SEC since January 31, 1996, except for filings pursuant to Rule 144 of the 1933 Act and Sections 13(d) and 16(b) of the 1934 Act.

         4.7 Absence of Certain Changes. Since September 30, 1996 and except as contemplated by this Agreement or disclosed in any filing with the SEC pursuant to the 1934 Act, and except as disclosed to SB, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Material Adverse Effect.

                                   ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF SB

         5.1 Representations and Warranties. SB hereby represents and warrants to the Company as of the date hereof as follows:

                 (a) SB is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing under the laws of Pennsylvania.

                 (b) SB has taken all necessary corporate action necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes a valid and legally binding obligation of SB enforceable in accordance with its terms.

                 (c) The execution, delivery and performance of this Agreement by SB will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of SB's charter or bylaws or similar organizational document of SB; (ii) any provision of any judgment, decree or order to which SB is a party or by which it is bound; (iii) any contract, obligation or commitment to which SB is a party or by which it is bound; or
(iv)  any statute, rule or governmental regulation applicable to SB.

                 (d) The execution, delivery and performance of this Agreement by SB will not require any consent, approval, authorization or permit of, or filing with or without notification to, any governmental or regulatory authority, United States or foreign, except for applicable requirements, if any, of the 1933 Act or 1934 Act, Blue Sky Laws, and HSR Act requirements.





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         5.2     Purchase of Shares for Investment.  SB acknowledges that the
Shares have not been registered under the 1933 Act or any state securities laws and that the Company has no present intention of registering the Shares, except as provided in Article 3 hereof. SB represents and warrants that it is acquiring the Shares for investment purposes only, and not as a nominee or agent, and not with a view to, or for resale or redistribution of such Shares in connection with, any public offering or distribution thereof, except as provided in Article 3 hereof. By executing this Agreement, SB further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

         5.3 Restricted Securities. SB understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. In particular, SB is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless the conditions of that Rule are met.

         5.4 Legend. Each certificate representing the Shares shall be endorsed with the following legend:

                 THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND DELIVERY REQUIREMENTS OF SUCH ACT.

                 The Company need not register a transfer of any Shares and may instruct its transfer agent not to register the transfer of the Shares, unless the conditions specified in the foregoing legend are satisfied.

                                   ARTICLE 6

                             CONDITIONS TO CLOSINGS

         6.1 Conditions to Initial Issuance Obligations of SB. The obligation of SB to consummate the Initial Issuance is subject to the satisfaction or SB's waiver, on or prior to the Initial Closing Date, of each of the following conditions:

                 (a) The representations and warranties made by the Company in Article 4 shall be true and correct when made, and shall be true and correct on the Initial Closing Date with the same force and effect as if they had been made on and as of each of such dates and the Company shall have performed all covenants, obligations and conditions required to be performed or observed by the Company on or prior to the Initial Closing Date, or such performance shall have expressly waived by SB in writing.

                 (b) The Company and SB shall have obtained all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Initial Issuance under this Agreement.

                 (c) No Delaware, U.S. or U.S. state governmental authority or other agency or commission or Delaware, U.S. or U.S. state court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making illegal the issuance of the Initial Issuance Shares to SB or otherwise preventing the consummation of any of the transactions contemplated under this Agreement.

                 (d) Any waiting period (including any extension thereof) applicable to the consummation of the issuance of the Initial Issuance Shares under the HSR Act shall have expired or been terminated early.

                 (e) The Company and SB shall have executed and delivered the Asset Purchase Agreement.

                 (f) There shall be no temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Initial Issuance issued by any court which remains in effect, no litigation seeking the issuance of such an order or injunction and no claims or actions threatened or pending which have a reasonably likely prospect of resulting in such order or injunction preventing the consummation of the Initial Issuance.

                 (g) The Company shall not be in material breach of the Asset Purchase Agreement.

         6.2     Conditions to Initial Issuance Obligations of the Company.
The obligations of the Company to issue the Initial Issuance Shares is subject to the satisfaction or the Company's waiver, on or prior to the Initial Closing Date, of each of the following conditions:

                 (a)      The representations and warranties made by SB in
Article 5 shall be true and correct when made, and shall be true and correct on the Initial Closing Date with the same force and effect as if they had been made on and as of such date and SB shall have performed all covenants, obligations and conditions required to be performed or observed by SB on or prior to the Initial Closing Date or such performance shall have been expressly waived by the Company in writing.

                 (b) The Company and SB shall have executed and delivered the Asset Purchase Agreement, which shall remain in full force and effect.

                 (c) The Company and SB shall have obtained all consents (including all third party and governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Initial Issuance under this Agreement.

                 (d) No Delaware, U.S. or U.S. state governmental authority or other agency or commission or Delaware, U.S. or U.S. state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making illegal the issuance of the Initial Issuance Shares to SB or otherwise preventing the consummation of any of the transactions contemplated under this Agreement.

                 (e) Any waiting period (including any extension thereof) applicable to the consummation of the sale of the Initial Issuance Shares under the HSR Act shall have expired or been terminated early.

         6.3 Conditions to Second Closing Obligations of SB. The obligation of SB to consummate the Second Closing is subject to the satisfaction or SB's waiver, on or prior to the Second Closing Date, of each of the following conditions:

                 (a) The representations and warranties made by the Company in Sections 4.1, 4.2, and 4.4 shall be true and correct on the Second Closing Date with the same force and effect as if they had been made on and as of such date, and the Company shall have performed all covenants, obligations and conditions required to be performed or observed by it on or prior to the Second Closing Date.

                 (b) The Company and SB shall have obtained all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Second Closing under this Agreement.

                 (c) No Delaware, U.S. or U.S. state governmental authority or other agency or commission or Delaware, U.S. or U.S. state court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making illegal the issuance of the Second Issuance Shares (if any) to SB or otherwise preventing the consummation of any of the transactions contemplated under this Agreement.

                 (d) The Company shall have delivered a certificate to SB as set forth in Section 2.3.

                 (e) There shall be no temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Second Closing issued by any court which remains in effect, no litigation seeking the issuance of such an order or injunction and no claims or actions threatened or pending which have a reasonably likely prospect of resulting in such order or injunction preventing the consummation of the Second Closing.

         6.4 Conditions to Second Closing Obligations of the Company. The obligations of the Company to issue the Second Issuance Shares (if any) is subject to the satisfaction or the Company's waiver, on or prior to the Second Closing Date, of each of the following conditions:

                 (a)      The representations and warranties made by SB in
Article 5 shall be true and correct when made, and shall be true and correct on the Second Closing Date with the same force and effect as if they had been made on and as of such date.

                 (b) The Company shall have obtained all consents (including all third party and governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Second Closing under this Agreement.

                 (c) No Delaware, U.S. or U.S. state governmental authority or other agency or commission or Delaware, U.S. or U.S. state court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making illegal the issuance of the Second Issuance Shares (if any) to SB or otherwise preventing the consummation of any of the transactions contemplated under this Agreement.

                 (d) At the time of the closing on the Second Closing Date, the issuance of the Shares to SB shall be legally permitted by all laws and regulations to which SB and the Company are subject.

                 (e) There shall be no temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Second Closing issued by any court which remains in effect, no litigation seeking the issuance of such an order or injunction and no claims or actions threatened or pending which have a reasonably likely prospect of resulting in such order or injunction preventing the consummation of the Second Closing.

                                   ARTICLE 7

                            COVENANTS OF THE COMPANY

         The Company agrees that:

         7.1 Access to Information. From the date hereof until the Initial Closing Date, the Company will (i) give, SB, its counsel and other authorized representatives full access during reasonable business hours to the offices, properties, books and records of the Company, (ii) furnish to SB, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with SB's reasonable requests in its investigation of the Company. No investigation by SB or other information received by SB shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder. Notwithstanding the foregoing, SB shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information which in the Company's good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

         7.2 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to complete the issuance of the Shares under this Agreement.

         7.3 Maintenance of Registration under the 1934 Act during Pendency of S-3 Registration Statement. The Company shall use its best efforts to maintain the effectiveness of the registration of its Common Stock under
Section 12(g) of the 1934 Act during the effectiveness of the registration statement filed under Article 3.

                                   ARTICLE 8

                                COVENANTS OF SB

         The SB covenants and agrees that:

         8.1 Confidentiality. SB and its Affiliates will hold, and will use all reasonable business efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Company furnished to SB or its Affiliates in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by SB, (ii) in the public domain through no fault of SB or (iii) later lawfully acquired by SB from sources other than the Company; provided that SB may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement so long as (a) such disclosure is necessary for the evaluation and consummation of the transactions contemplated by this Agreement and the Asset Purchase Agreement and (b) such Persons are informed by SB of the confidential nature of such information and are bound in writing by SB to treat such information confidentially. SB and its Affiliates shall exercise at least the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, SB and its Affiliates use all reasonable business efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by SB or its Affiliates or on their behalf from the Company in connection with this Agreement or the Asset Purchase Agreement that are subject to such confidence. This Section 8.1 shall survive any termination of this Agreement.

         8.2 1934 Act Filings. SB agrees and acknowledges that it shall have sole responsibility for making any filings with the SEC pursuant to Sections 13(d) and 16(b) of the 1934 Act as a result of its acquisition of the Shares and any future retention or transfer thereof.

                                   ARTICLE 9

                        COVENANTS OF SB AND THE COMPANY

         SB and the Company agree that:

         9.1 Best Efforts. Subject to the terms and conditions of this Agreement, SB and the Company will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Asset Purchase Agreement. The Company and SB agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Asset Purchase Agreement.

         9.2 Certain Filings. The Company and SB shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Asset Purchase Agreement (including without limitation any filings or other actions required under the HSR Act) and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         9.3 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Asset Purchase Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or market, will not issue any such press release or make any such public statement prior to such consultation.

                                   ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

         10.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Second Closing for a period of one (1) year.

                                   ARTICLE 11

                                  TERMINATION

         11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Initial Closing or the Second Closing, as applicable:

                 (i)      by mutual written agreement of the Company and SB;

                 (ii) by either the Company or SB if the Initial Closing shall not have been consummated on or before January 31, 1997;

                 (iii) by either the Company or SB if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                 (iv) by the Company or by SB, if there has been a material misrepresentation or breach of warranty on the part of SB (in the case of termination by the Company) or by the Company (in the case of termination by
SB) in the representations and warranties contained herein; or any condition to such party's obligations hereunder becomes incapable of fulfillment through no fault of such party and is not waived by such party;

provided that the party against whom termination is sought shall be afforded the opportunity to cure any defect until such Initial Closing Date or Second Closing Date, as the case may be. The party desiring to terminate this Agreement shall give notice of such termination to the other party.

         11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. Any dispute regarding the foregoing shall be resolved pursuant to Section 12.8 hereto. The provisions of Section 8.1 shall survive any termination hereof pursuant to
Section 11.1 or otherwise.

                                   ARTICLE 12

                                 MISCELLANEOUS

         12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to SB, to:

                 SmithKline Beecham Pharmaceuticals
                 One Franklin Plaza
                 Philadelphia, PA 19102
                 Attn:  Francis Molettieri
                 Fax: (215) 751-5509
         with a copy to:

                 SmithKline Beecham Corporation
                 One Franklin Plaza
                 Philadelphia, PA 19102
                 Attn:  Corporate Legal
                 Fax: (215) 751-5349

         if to the Company, to:

                 Connective Therapeutics, Inc.
                 3400 W. Bayshore Road
                 Palo Alto, CA 94303
                 Attention:  Chief Executive Officer
                 Fax: (415) 843-2899

         with a copy to:

                 Venture Law Group
                 2800 Sand Hill Road
                 Menlo Park, CA 94025
                 Attention: Joshua L. Green
                 Fax:  (415) 233-8386

                 All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.

                 Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         12.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         12.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

         12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

         12.6 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         12.7 Entire Agreement. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

         12.8    Arbitration.

                 (a) Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be such place as may be agreed upon by the parties or, in the absence of the parties' agreement, by the arbitrators. Both parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. Expenses of the arbitrator(s) shall be divided equally between the parties.

                 (b) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be enforceable against the parties.

         IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year set forth below.

                                 CONNECTIVE THERAPEUTICS, INC.




                                 By:
                                    ------------------------------------------
                                         Thomas G. Wiggans
                                         President and
                                         Chief Executive Officer


                                 SMITHKLINE BEECHAM PROPERTIES, INC.



                                 By:
                                    ------------------------------------------

                                 Name:    Donald F. Parman
                                      ----------------------------------------

                                 Title:   Vice President
                                       ---------------------------------------




                   SIGNATURE PAGE TO STOCK ISSUANCE AGREEMENT